                                                                EXHIBIT 99.2


[MAIL-WELL LOGO]
----------------------------------------------------------------------------

                                          8310 S. Valley Highway, #400
                                              Englewood, CO 80112-5806

                                                    INVESTOR RELATIONS
                                                 PHONE: (303) 790-8023
                                                   FAX: (303) 566-7466
                                                     www.Mail-Well.com

                                    NEWS

              MAIL-WELL TO OFFER NEW SENIOR SUBORDINATED NOTES

ENGLEWOOD, CO. (JANUARY 21, 2004) -- Mail-Well, Inc., (NYSE: MWL) today announced that it intends to offer, subject to market and other conditions, $320,000,000 million in aggregate principal amount of senior subordinated notes. The senior subordinated notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States under Regulation S of the Securities Act. The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined. The Company plans to use the proceeds of the offering to consummate the cash tender offer (the "Offer") and consent solicitation for any and all of its $300,000,000 outstanding principal amount of 8 3/4% senior subordinated notes due 2008, which Offer is being commenced today.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.